Exhibit 4.20
English Translation of Chinese Original
Inspection and Maintenance Business Equity and Assets
Transfer Agreement
By and between
China National Petroleum Corporation
And
PetroChina Company Limited
April 28, 2008

Inspection and Maintenance Business Equity and Assets Transfer Agreement
     This Inspection and Maintenance Business Equity and Assets Transfer Agreement (this “Agreement”) is entered into this 28th day of April, 2008 in Beijing by and between China National Petroleum Corporation (“Party A”), with its enterprise legal person business license number being 1000001001043 and registered address being at Liupukang, Xicheng District, Beijing, and PetroChina Company Limited (“Party B”), with its enterprise legal person business license number being 1000001003252 and registered address being at 16 Andelu, Dongcheng District, Beijing.
     Whereas,
(i)	Party B is a joint stock company incorporated on November 5, 1999 under the laws of the People’s Republic of China (the “P.R.C.”) , and its H shares and ADSs are currently listed and traded on the Stock Exchange of Hong Kong Limited and on the New York Stock Exchange, Inc. respectively. Party A is the controlling shareholder of Party B; and

(ii)	PetroChina Northeast China Oil-refinery Engineering Co., Ltd. (the “Northeast China Refinery Engineering Company”) is a subsidiary wholly owned by Party B, which specializes in oil-refinery inspection and maintenance business;

(iii)	Party A agrees to transfer to Northeast China Refinery Engineering Company, and Party B agrees the purchase by Northeast China Refinery Engineering Company from Party A, 100% equity interest in Jinzhou Petrochemical Limited Design House, PetroChina Jinxi Petrochemical Design House, Jihua Group Mechanics Limited, Jilin Engineering Supervision Limited, CNPC Fushun Engineering Supervision Limited and the assets (including liabilities) of Northeast China Branch Company, CNPC Engineering Design Limited (the “Six Enterprises”), subject to the terms and conditions of this Agreement.
     Party A and Party B hereby reach agreement as follows:

Article 1	Definitions
1.1	For the purposes of this Agreement, unless the context otherwise specifies, terms in this Agreement and the exhibits hereto shall have the meanings set forth below:

“Agreement” or this “Agreement”	refers to this Inspection and Maintenance Business Equity and Assets Transfer Agreement dated April 28, 2008 by and between the parties hereto;

“Party A”	refers to China National Petroleum Corporation and its subsidiaries, branches and other affiliated entities; unless otherwise required by the context, the term “Party A” shall include all the assets and business of Party A;

“Party B”	refers to PetroChina Company Limited and its subsidiaries, branches and other affiliated entities; unless otherwise required by the context, the term “Party B” shall include all the assets and business of Party B;

“Inspection and Maintenance Business”	refers to 100% equity interest in Jinzhou Petrochemical Limited Design House, PetroChina Jinxi Petrochemical Design House, Jihua Group Mechanics Limited, Jilin Engineering Supervision Limited, CNPC Fushun Engineering Supervision Limited as well as the inspection and maintenance business and other comprehensive service business operated by the Northeast China Branch Company, CNPC Engineering Design Limited, which are contemplated to be transferred by Party A hereunder;

“Equity”	refers to the 100% interest and/or equity interest owned by Jinzhou Petrochemical Limited Design House, PetroChina Jinxi Petrochemical Design House, Jihua Group Mechanics Limited, Jilin Engineering Supervision Limited, CNPC Fushun Engineering Supervision Limited, which are set forth in Exhibit 2 hereto;

“Assets”	refers to the assets (including liabilities) of the Northeast China Branch Company, CNPC Engineering Design Limited to be transferred by Party A hereunder, which are described in further detail in Exhibit 2 hereto;

“Closing”	has the meaning set forth in Article 4 hereof;

“Closing Date”	the later of April 30, 2008, or the date on which all the conditions specified in Article 5 below have been satisfied;

“Base Date”	refers to September 30, 2007, the date on which the assets appraisal is conducted for the purposes of the transfer contemplated hereunder;

“Audit Reports”	refers to the audit reports in connection with the Six Enterprises (namely Tian Yuan Quan Shen Zi [2007] No. 233, Tian Yuan Quan Shen Zi [2007] No. 230, Tian Yuan Quan Shen Zi [2007] No. 234, Tian Yuan Quan Shen Zi [2007] No. 231, Tian Yuan Quan Shen Zi [2007] No. 232 and Tian Yuan Quan Shen Zi [2007] No. 242) and in each case, dated October 18, 2007 and issued by Beijing Tianyuanquan Certified Public Accountants Co., Ltd. for the purpose of the transfer contemplated hereunder; and

“Appraisal Reports”	refers to the appraisal reports in connection with the Six Enterprises (namely Zhong Lian Ping Bao Zi [2007] No. 699, Zhong Lian Ping Bao Zi [2007] No. 702, Zhong Lian Ping Bao Zi [2007] No. 703, Zhong Lian Ping Bao Zi [2007] No. 701, Zhong Lian Ping Bao Zi [2007] No. 700 and Zhong Lian Ping Bao Zi [2008] No. 3) and in each case, dated November 8, 2007 and issued by China United Assets Appraisal Co., Ltd., Beijing for the purpose of the transfer contemplated hereunder.

1.2	Unless otherwise specified herein, for the purposes of this Agreement,
(a)	All references herein to a party shall include the successors thereof;

(b)	All references herein to Articles or Schedule shall refer to Articles or Schedules of this Agreement;

(c)	This Agreement shall be construed to refer to this Agreement as extended, amended, modified or supplemented from time to time;

(d)	Headings used herein are for convenience only, and shall not in any way affect the meaning or performance of this Agreement; and

(e)	Any subsidiary or affiliated entity of Party A shall not include Party B or any of its subsidiaries or affiliated entities.

Article 2	Delivery of Equity and Assets
2.1	Subject to the terms and conditions of this Agreement, Party A shall deliver to Party B, and Party B shall take delivery from Party A of, the Equity and Assets in connection with the Inspection and Maintenance Business and any and all existing and future rights attached thereto, in reliance on Party A’s relevant representations, warranties and covenants contained herein.

2.2	The Equity and Assets in connection with the Inspection and Maintenance Business are described in further detail in Exhibit 2 hereto.

Article 3	Consideration for Transfer of Equity and Assets
     The parties hereto agree that the consideration for the transfer of Equity and Assets in connection with the Inspection and Maintenance Business shall be RMB 43,832,200, as determined based on the Appraisal Reports regarding the Six Enterprises dated 30 September, 2007 prepared by China United Assets Appraisal Co., Ltd., Beijing, which is to be paid by Party B to Party A in a lump sum within 45 days after the Closing Date specified herein. In the event the net assets generated by the Inspection and Maintenance Business for the period from 30 September, 2007 to the Closing Date as shown in the management accounts for that period is higher than the value of the net assets of the Inspection and Maintenance Business as at 30 September, 2007, Party B shall pay such difference to Party A in cash together with the consideration mentioned at the beginning of this article.

Article 4	Closing
4.1	Date of Closing

The closing of the Equity and Assets transfer contemplated hereunder (the “Closing”) shall occur on the later of April 30, 2008 or the date on which all the conditions set forth in Article 5 herein below are satisfied (either the “Closing Date”).

4.2	At the Closing, Party A shall:
4.2.1	deliver to Party B:
(i)	the Inspection and Maintenance Business Assets and any and all the certificates, deeds, operating licenses, title documents and other instruments evidencing any and all the title and operating rights to and in the Inspection and Maintenance Business Assets are vested with Party B, including but not limited to, land use certificates, building title certificates, accounting books and records, property insurance policies and receipts for insurance premium payment;

(ii)	any and all the third party consents necessary for Party A’s transfer of the Equity and Assets in connection with the Inspection and Maintenance Business, including but not limited to, letters of consent from relevant creditors and approval of the competent governmental authorities; and

(iii)	any and all the effective contracts, books, certificates, records and other instruments (including financial records) possessed or controlled by Party A in connection with the Equity and Assets in connection with the Inspection and Maintenance Business; and
4.2.2	allow Party B to exercise the rights in connection with the Inspection and Maintenance Business Equity and effectively take possession of the Inspection and Maintenance Business Assets.
4.3	Party B shall obtain the Equity and Assets in connection with the Inspection and Maintenance Business as from the Closing Date (inclusive). As from the Closing Date, Party B shall become the sole owner of the Equity and Assets in connection with the Inspection and Maintenance Business and have all the operating rights in and to the Inspection and Maintenance Business Assets.

4.4	Unless otherwise specified herein, any and all the profits, interests, creditor’s rights, debts and other rights and obligations generated by the Inspection and Maintenance Business prior to the Closing Date shall be exercised, assumed and performed by Party A.

4.5	In case that Party A fails to fully comply with Section 4.2 above, Party B may elect to consummate the Closing to the extent practicable without prejudice to any other remedies and rights available to it under this Agreement and otherwise.

Article 5	Closing Conditions
5.1	The Closing of the Inspection and Maintenance Business Equity shall be subject to the satisfaction of all the following preconditions:
(a)	Party A has obtained approval from its internal competent authorities or any and all necessary consents from any other third parties for its transfer of the Equity to Party B;

(b)	Party B has obtained approval from its internal competent authorities for its taking delivery of the Equity from Party A;

(c)	Approval has been obtained from the State-owned Assets Supervision and Administration Commission (“SASAC”) for the transfer of the Equity by way of agreement as contemplated hereunder;

(d)	The Appraisal Reports on which the consideration for the transfer of the Equity by way of agreement is based have been confirmed by the parties hereto, and have been duly approved by SASAC or filed with the competent authorities; and

(d)	Party A’s representations, warranties and covenants contained herein shall remain true, accurate, complete and effective.
5.2	The Closing of the Inspection and Maintenance Business Assets shall be subject to the satisfaction of all the following preconditions:
(a)	Party B has completed its due diligence with respect to the status of the Inspection and Maintenance Business Assets;

(b)	Party A has obtained from its creditors and any other relevant third parties any and all the necessary consents for Party A’s transfer of the Inspection and Maintenance Business Assets to Party B;

(c)	there has been no material adverse change to the operation or technical performance of the Inspection and Maintenance Business; and

(d)	As at the Closing Date, Party A’s representations, warranties and covenants contained herein shall remain true, accurate, complete and effective.
5.3	The parties hereto shall make all reasonable efforts to ensure that all the conditions set forth in Section 5.1 and 5.2 above will have been satisfied by April 30, 2008. Where any condition set forth in Section 5.1 or 5.2 fails to be satisfied by April 30, 2008 for any reason on the part of Party A, Party B shall have the right to terminate this Agreement at its discretion.
5.4	Each of the parties hereto agrees that where any regulatory authority in the jurisdiction in which its shares are listed and relevant P.R.C. governmental authorities raise certain conditions in order to approve the transfer of the Equity and Assets in connection with the Inspection and Maintenance Business as contemplated hereunder, the parties will negotiate corresponding and appropriate amendments to this Agreement and other relevant Closing conditions. Where no agreement fails to be reached through such negotiations and the performance of this Agreement will result in either Party A or Party B violating any P.R.C. law and/or relevant listing rules, either Party A or Party B, as the case may be, shall have the right to terminate this Agreement at its discretion.

Article 6	Post-execution Obligations of Party A
6.1	Party A shall actively assist Party B with the alteration of the industrial and commercial registration records and any other relevant procedures as necessary for the transfer of Equity and Assets in connection with the Inspection and Maintenance Business.

6.2	Party A undertakes that it will use its best efforts to provide Party B with any and all materials and assistance in connection with the operation and maintenance of any Inspection and Maintenance Business reasonably requested by Party B.

6.2	Without the consent of Party B, after the execution of the Agreement, Party A may not make use of or disclose or release to any third party any information relating to any Inspection and Maintenance Business except where the information is otherwise available in the public domain or where disclosure is required by the orders of a court having competent jurisdiction or the relevant regulatory authorities.

Article 7	Representations, Warranties and Covenants of Party A
7.1	Party A hereby makes the representations, warranties and covenants in accordance with the terms set forth under Exhibit 1 (“Warranties”) to Party B, and acknowledges that the execution by Party B of this Agreement is based on the reliance of Party B on such Warranties.

7.2	Each Warranty of Party A set forth in Exhibit 1 shall be severable and independent, and none of other provisions in this Agreement or the exhibits hereto may limit such Warranties.

7.3	Party A hereby further undertakes to indemnify Party B in all for and against all losses or liabilities, including but not limited to, the decrease of the value of any Inspection and Maintenance Business Assets, arising from breaches of any Warranties by Party A. In the event of any breach by Party A of Article 1 or 2 of Exhibit 1 hereto, Party B shall have the right to terminate this Agreement at its discretion.

7.4	Party A shall promptly inform Party B in writing of any violations of the Warranties or any matters not consistent with the Warranties it becomes aware of before or after the Closing.

Article 8	Representations and Warranties of Party B
     Party B hereby represents and warrants to Party A that from the date of this Agreement to the Closing Date:
8.1	Party B is a company limited by shares duly organized, validly existing and in good standing under the laws of the P.R.C. and has statutory corporate rights.

8.2	Party B has all necessary power and authority to enter into and perform this Agreement.

8.3	The execution and performance of this Agreement by Party B does not violate its articles of association or any applicable laws or regulations.

8.4	This Agreement constitutes a valid and binding obligation of Party B.

Article 9	Employees
     Party B may conduct its employment management in its own discretion for the continuous operation of the Inspection and Maintenance Business Assets, including employing the former employees engaged by Party A for the Inspection and Maintenance Business Assets.

Article 10	Access to Information
     From the date of this Agreement, Party A shall furnish to Party B and any persons authorized by Party B and shall cause such person to be furnished with access to any and all materials regarding the Equity and Assets in connection with the Inspection and Maintenance Business, and all books, title instruments, contracts, records and any other documents regarding the Equity and Assets in connection with the Inspection and Maintenance Business, and the executive officers and employees of Party A shall promptly furnish such materials and explanations with respect thereto to any such persons on demand.

Article 11	Event of Default
     In case that either party hereto is in default of any of its obligations agreed hereunder, the non-defaulting party shall have the right to require the defaulting party to assume the liabilities in connection with such default.

Article 12	Force Majeure
     If a party has been prevented from performing all or part of its obligations provided in this Agreement because of an event of Force Majeure, including earthquake, typhoon, flood, fire, war and any governmental interference, or change of circumstances, it shall immediately notify the other Party in writing, and shall provide details of the event of Force Majeure or change of circumstances, as well as valid evidence supporting its inability to perform all or part of its obligations hereunder or the reasons for the delayed performance, within seven (7) days following the occurrence of such an event. The parties shall negotiate to terminate this Agreement, partially release or delay the performance of the affected obligations, according to the influence of such an event on the performance of this Agreement.

Article 13	Communications
     Notices or other communications required to be given by any party pursuant to this Agreement shall be written in Chinese and sent by personal delivery or in registered mail or facsimile to the address/fax number of the other party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:
(i)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(ii)	Notices given in a registered mail shall be deemed effectively given on the seventh day after the date on which they were mailed (as indicated by the postmark), excluding public holidays;

(iii)	Notices given by facsimile shall be deemed effectively given upon the completion of transmission. The party sending notices shall provide the electronic answerbacks produced by the facsimile machine it has received for the notices it sends to the other party in order to prove the complete transmission of such notices to the other party.
If to Party A:
     China National Petroleum Corporation
     Liupukang, Xicheng District
     Beijing 100724
     Fax: 010-6209 4205

If to Party B:
     PetroChina Company Limited
     16 Ande Road, Dongcheng District
     Beijing 100011
     Fax: 010-8488 6001

Article 14	Governing Law and Dispute Resolution
14.1	This Agreement shall be governed by and construed in accordance with the laws of the P.R.C..

14.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the parties. If the dispute cannot be settled through consultations, either party may refer such dispute to the Beijing Arbitration Commission. Such dispute shall be finally settled by arbitration in accordance with the then effective rules of arbitration of the Beijing Arbitration Commission. The arbitral award is final and binding upon both parties.

Article 15	Additional Provisions
15.1	The parties shall be solely responsible for their own costs and expenses arising from the transfer of the Equity and Assets in connection with the Inspection and Maintenance Business hereunder according to the applicable laws.

15.2	Upon the Closing of the transfer of the Equity and Assets in connection with the Inspection and Maintenance Business, except with respect to the surviving company, Party A shall finish all required change or cancellation formalities with the competent administration of industry and commerce and tax authorities.

15.3	The invalidity, illegality or unenforceability in any respect of any term or other provision of this Agreement may not affect or prejudice the legality, validity and enforceability of all other terms and provisions of this Agreement.

15.4	This Agreement together with any documents referred to herein shall constitute an entire agreement between the parties hereto. The parties clearly represent that any amendment to this Agreement shall be invalid unless in writing.

15.6	This Agreement shall have come into effect upon the execution and affixing seals by the representatives of each party.

Party A
China National Petroleum Corporation
Authorized representative: Xiao Yanming (signature and seal of Party A)
Party B:
PetroChina Company Limited
Authorized representative: Yang Dongyan (signature and seal of Party B)

Exhibit 1	Further Representations, Warranties and Covenants of Party A
1.	Corporate Matters

1.1	Party A is wholly state-owned company duly organized and validly existing under the laws of the P.R.C. and has full and legal rights to own its assets and operate its business.

1.2	All the copies of the business license, articles of association and other documents of Party A provided to Party B are accurate and complete, and conform with the originals of such documents.

1.3	Party A has all necessary power and authority to execute this Agreement and perform its obligations hereunder.

1.4	This Agreement and any other documents to be executed by Party A pursuant to this Agreement shall constitute the valid and binding obligations of Party A, which are enforceable in accordance with the relevant terms.

2.	Approvals

2.1	The transfer of the Equity and Assets in connection with the Inspection and Maintenance Business by Party A to Party B shall be conducted in accordance with the P.R.C. laws and regulations.

2.2	Upon the Closing Date, all governmental approvals required for the transfer of the Equity and Assets in connection with the Inspection and Maintenance Business, including but not limited to, the required approval for the change of land use rights certificates and title certificates, shall have been obtained, and Party A does not receive any written or oral notice that such approvals have been cancelled.

2.3	Party A has been granted all necessary authorization for the execution and performance of this Agreement.

2.4	The execution and performance of this Agreement do not violate any applicable laws or regulations.

3.	Ownership and Conditions of Assets

3.1	Except as otherwise indicated, none of the Equity and Assets in connection with the Inspection and Maintenance Business is subject to any encumbrance of any form. In the event of any legal proceedings in respect of any guarantees or any other disputes arising prior to the Closing Date, such proceedings or disputes shall be assumed by the appropriate unlisted companies, i.e. Jinzhou Petrochemical Limited Design House, PetroChina Jinxi Petrochemical Design House, Jihua Group Mechanics Limited, CNPC Fushun Engineering Supervision Limited and Northeast China Branch Company, CNPC Engineering Design Limited. Details regarding the Equity and Assets in connection with the Inspection and Maintenance Business set forth in Exhibit 2 are true, complete and accurate in all respects.

3.2	Party A shall have full title and utilization right to the Equity and Assets in connection with the Inspection and Maintenance Business, and there is not any stipulation requiring the entire Equity and Assets in connection with the Inspection and Maintenance Business or any portion thereof have to be transferred to any third party.

3.3	The construction and operation of the Inspection and Maintenance Business Assets have been approved by the competent P.R.C. authorities and will not violate any law or regulation of the P.R.C.

3.4	Party A has been operating the Inspection and Maintenance Business Assets in compliance with the applicable laws and regulations of the P.R.C.

3.5	The machines and equipments, buildings and other overground and underground structures in connection with the Inspection and Maintenance Business are in a sound status and fit for their intended purposes on the whole.

3.6	In terms of the limits or passages of any land, buildings and other structures in connection with the Inspection and Maintenance Business, there are not any dissentions with the adjacent property owners or the competent authorities of state-owned land resources.

3.7	No material interruptions are found with the infrastructures such as the water supply, drainage, electricity supply or gas supply of the buildings or other overground and underground structures in connection with the Inspection and Maintenance Business.

3.8	Party A holds proper and transferable title and/or utilization right to the land, buildings and other structures in connection with the Inspection and Maintenance Business, and is the legal and effective owner of such Assets in accordance with the provisions of any applicable laws and regulations.

4.	Continuous Operations

To the knowledge of Party A, there was/is not any circumstance which may materially affect the continuous operation of the Inspection and Maintenance Business after Closing.

5.	Confidential Data

In terms of the Inspection and Maintenance Business, Party A was/is not engaged in any activity which may infringe on or abuse any know-how, lists of customers or suppliers, trade secrets, expertise, patents or other confidential data of any third parties.

6.	Environmental-protection Commitment

In the course of construction and operation of the Inspection and Maintenance Business, Party A has always been in full compliance with any and all applicable laws and regulations regarding environmental protection (“Environmental-protection Laws and Regulations”), no such circumstance is found with Party A where it shall be subject to any governmental punishment due to the violation of any Environmental-protection Laws and Regulations. Party A has sufficient resources and facilities, and will, at Party B’s request, assist Party B after Closing in complying with each Environmental-protection Laws and Regulations which is currently in effect.

7.	Accuracy of the Data Provided

7.1	All the data contained in this Agreement (including without limitation, those covered in the preamble herein) are genuine and accurate.

7.2	All the data provided by Party A prior to the execution of this Agreement to Party B and its professional advisors, officers and other staff in connection with the Inspection and Maintenance Business were/are genuine and accurate at the time of provision and during the period from the execution of this Agreement to the Closing Date. In addition, there is no such fact or circumstance that may render any of the above data untrue, inaccurate or misleading and has not been disclosed to Party B or its professional advisors in writing.

8.	Indemnification

8.1	Party A undertake to keep Party B indemnified for any claims arising from Party A’s violation of any provision hereunder, including without limitation, Article 7 herein and “Further Representations, Warranties and Covenants of Party A” as set forth in Exhibit 1.

Exhibit 2	Scope of the Inspection and Maintenance Business
     Equity and Assets to be Transferred
The Inspection and Maintenance Business Equity cover 100% equity interest in Jinzhou Petrochemical Limited Design House, PetroChina Jinxi Petrochemical Design House, Jihua Group Mechanics Limited, Jilin Engineering Supervision Limited and CNPC Fushun Engineering Supervision Limited.
The Inspection and Maintenance Business Assets cover the assets (including liabilities) of Northeast China Branch Company, CNPC Engineering Design Limited, which in particular include the following assets:
1.	such assets as the land use rights, buildings and other structures, cash, bank deposits and accounts, inventories, receivables, machinery, equipments and ancillary devices and facilities owned by Party A or any entity forming a part of the Inspection and Maintenance Business;
2.	the rights and obligations under the contracts and agreements (including any amendments and supplements thereto) executed by Party A in respect of the Inspection and Maintenance Business Assets, including title to buildings and guarantees with respect to such contracts and agreements;
3.	if transferable in accordance with applicable laws, all the rights under any and all the permits, licenses, approval certificates, certificates, power of attorney, and any other similar documents possessed or owned by Party A or any entity forming a part of the Inspection and Maintenance Business;
4.	claims, set-off rights or any other similar rights against any third party, in each case, relating to or arising from the Inspection and Maintenance Business Assets;
5.	business records, accounting records, operating records, operating data, operating statistical data, manuals, maintenance handbooks, training handbooks and relevant technical records, technical documentation, technical data, technical drawings, technical handbooks, technical books, project research and development records and any other know-how, whether saved in written, electronic or any other media; and
6.	any other assets set forth in the Appraisal Reports. The parties hereto agree that where they have any disagreement on the understanding of the Inspection and Maintenance Business Assets set forth in this schedule, the contents of the Appraisal Reports (namely Zhong Lian Ping Bao Zi [2007] No. 699, No. 700, No. 701, No. 702, No. 703 and Zhong Lian Ping Bao Zi [2008] No. 3) shall prevail.